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BELLSOUTH
CHAIRMAN'S LETTER TO SHAREHOLDERS - FIRST QUARTER 2000


Dear Shareholders

I am pleased to report another strong financial performance in the first quarter (see Financial Highlights inside). For the full year 2000 and beyond, I'm excited about the nationwide powerhouse we're developing with SBC Communications. We're combining our domestic wireless data and voice businesses with SBC's U.S. wireless operations to create the second largest wireless company in the country.

Let me assure you, your company remains focused on increasing the value of your investment in BellSouth. We're continuing to develop and execute our strategies, and we're continuing to deliver the earnings that will grow that value.

The new wireless company will give BellSouth and SBC the scale and scope to compete aggressively nationwide - the ability to offer customers everything from wireless Internet access and interactive messaging to attractive national rate plans and packages of other services, all across the country.

I want you to know all about this important new initiative to create value. We've devoted the feature section of our Quarterly Report to a comprehensive description of the new company (see inside). Let me share with you the major strategic highlights.

The overriding goal is to accelerate growth in a fast-expanding industry. Wireless communications is at the dawn of a new era of explosive growth in the U.S., driven by wide-spread availability of anytime/anywhere Internet and data services. Analysts predict that within this decade, seven out of 10 Americans will be using wireless phones, interactive pagers, personal digital assistants and/or other wireless communications devices that are being developed.

The new company will serve more than 16 million customers, and will have more than $10 billion in revenues on Day One. The company will have the capability to serve 175 million potential customers from coast to coast.

The joint venture will have immediate reach into some of the nation's fastest-growing markets, including 19 of the top 20, and 40 of the top 50
- covering 70 percent of the population in all.

For interactive messaging and other data services, the new company's coverage will be nearly universal. That is because we will contribute our successful BellSouth Intelligent Wireless Network (R)(BIWN). The marketplace's most innovative wireless applications are running on the BIWN today. These include a multitude of services using the Palm VII TM Connected Organizer from Palm,Inc. and interactive pagers from Research in Motion. America Online will soon be delivering AOL Mobile Messenger, the wireless version of its flagship Instant Messenger product, via this network.

Analysts project explosive growth in wireless data. Dataquest forecasts the U.S. market alone will grow from 3 million subscribers today to 36 million in 2003. The BIWN covers 93 percent of the country's urban business population.

BellSouth and SBC will share joint and equal control of the new entity, which will have significant financial capacity and flexibility under its own capital structure to raise capital to expand the nationwide footprint and acquire additional spectrum. BellSouth's economic stake in the new company will be 40 percent.

I also want to inform you that on March 29 BellSouth filed with the Securities and Exchange Commission (SEC)a preliminary proxy statement relating to a special shareholders' meeting. We will be calling the special meeting to approve our plans to create a series of common stock to track the performance of our Latin American businesses. The proxy statement will be mailed to you later this spring. It will contain details about the terms of the tracking stock, BellSouth's Latin American businesses and the expected benefits of the tracking stock structure. I urge you to carefully review the proxy statement because it will contain important information. You can view our preliminary filing at no charge at the SEC's Web site, www.sec.gov.

Duane Ackerman
Chairman of the Board
and Chief Executive Officer